Exhibit 10.4

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Angela R. Hicks Bowman (“Executive”) and ANGI Homeservices Inc., a Delaware corporation (the “Company”), and is effective upon the date (the “Effective Date”) on which the Effective Time occurs.  For purposes of this Agreement, “Effective Time” has the meaning set forth in the Agreement and Plan of Merger (the “Merger Agreement”), by and among Angie’s List, Inc. (“Angie’s List”), IAC/InterActiveCorp (“IAC”), the Company and Casa Merger Sub, Inc., dated as of May 1, 2017.

WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do agree as follows:

1A.                             EMPLOYMENT.  During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as Chief Customer Officer of the Company and Executive shall report directly to the Chief Executive Officer of the Company.  During Executive’s employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Chief Executive Officer of the Company, to the extent consistent with Executive’s position.  Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s policies as in effect from time to time.  Executive shall be based in Indianapolis, Indiana and shall spend the substantial majority of her working time at that location (subject to such periodic business travel as may be required for the performance of her duties).  Notwithstanding the foregoing, Executive shall be permitted to (i) with the prior written consent of the Company, serve on the board of directors of other for-profit companies that do not compete with the Company, (ii) serve on civic or charitable boards or committees, and (iii) manage personal investments, so long as all such activities do not interfere with the performance of Executive’s duties and responsibilities under this Agreement.

2A.                             TERM.  The Company agrees to employ Executive, and Executive agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the first anniversary thereof (the “Initial Term”); provided that, on the first anniversary and each anniversary of the Effective Date thereafter, the employment period shall be extended by one (1) year unless at least sixty (60) days prior to such anniversary, the Company or Executive delivers a written notice (a “Notice of Non-Renewal”) to the other party that the employment period shall not be extended (the Initial Term as so extended, the “Term”).  Notwithstanding any other provision of this Agreement to the contrary, Executive’s employment with the Company is “at-will” and may be terminated at any time for any reason or no reason, with or without cause, by the Company or Executive, with or without notice.  During the Term, Executive’s right to payments upon certain terminations of employment is governed by Section 1(d) of the Standard Terms and Conditions attached hereto.  Following the expiration of the Term, upon the termination of Executive’s employment, the Company shall have no further obligation hereunder, except as otherwise provided in Section 1 of the Standard Terms and Conditions attached hereto.

3A.                             COMPENSATION.

(a)                                 BASE SALARY.  During the period that Executive is employed with the Company hereunder, the Company shall pay Executive an annual base salary of $500,000 (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time).  Executive will be eligible for annual increases in the sole discretion of the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of the Company.  For all purposes under this Agreement, the term “Base Salary” shall refer to the annual Base Salary as in effect from time to time.

(b)                                 DISCRETIONARY BONUS.  During the period that Executive is employed with the Company hereunder, Executive shall be eligible to receive discretionary annual bonuses, with an annual target equal to 50% of Base Salary.  So long as Executive remains employed with the Company through the time at which bonuses for calendar year 2017 are paid to Company employees generally (i.e., no later than March 15, 2018), Executive’s bonus for calendar year 2017 shall be no less than $250,000.

(c)                                  GRANT OF COMPANY EQUITY AWARDS.  Subject to the approval of the Committee, Executive shall be granted, under and subject to the provisions of the Company’s  2017 Stock and Annual Incentive Plan (the “2017 Plan”), options to purchase 250,000 shares of Class A common stock of the Company with an exercise price equal to the fair market value on the grant date (the “Stock Option Award”).  The Stock Option Award shall have a ten-year term and shall vest in equal installments on each of the first, second, third and fourth anniversaries of the Effective Date, subject, in each case, to Executive’s continued employment through the applicable vesting dates.  Except as provided in this Agreement, the other terms and conditions of the Stock Option Award will be governed by the award notice and related terms and conditions  and the 2017 Plan.  Executive will be eligible for future equity incentive awards as determined by the Committee in its discretion at such times, and in such types, as are generally granted to similarly situated executives of the Company.

(d)                                 BENEFITS.  From the Effective Date through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance and retirement savings (e.g., 401(k) plan) programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company.  Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i)                                     Reimbursement for Business Expenses.  During the period that Executive is employed with the Company hereunder, the Company shall reimburse Executive for all reasonable, necessary and documented expenses incurred by Executive in performing

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Executive’s duties for the Company, on the same basis as similarly situated employees generally and in accordance with the Company’s policies as in effect from time to time; and

(ii)                                  Vacation.  During the period that Executive is employed with the Company hereunder, Executive will be entitled to that number of days of vacation leave and sick leave per year that Executive determines is necessary in her reasonable discretion; provided, however, that such vacation shall not interfere with the performance of Executive’s duties under this Agreement as determined in the reasonable discretion of the Chief Executive Officer of the Company.

(e)                                  LEGAL FEES.  No later than five business days following the occurrence of the Effective Date, the Company shall reimburse Executive for the reasonable, documented attorney’s fees incurred in the negotiation and preparation of this Agreement, subject to an aggregate limit of $10,000.

4A.                             NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):

If to the Company:	ANGI Homeservices Inc.
14023 Denver West Parkway
Building 64
Golden, Colorado 80401
Attention: General Counsel

With a copy to:
IAC/InterActiveCorp
555 West 18th Street, 6th Floor
New York, NY 10011
Attention: General Counsel

If to Executive:	At the most recent address for Executive on file at the Company.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5A.                             GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Indiana without reference to its principles of conflicts of laws.  Any such dispute will be heard and determined before an appropriate federal court located in the State of Indiana, or, if not maintainable therein, then in an appropriate Indiana state court, and each party hereto submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes.  Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection that she or it may now or hereafter

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have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection that she or it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement, and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on she or it and may be enforced against she or it in the courts of any other jurisdiction.

6A.                             COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7A.                             STANDARD TERMS AND CONDITIONS.  Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

8A.                             EFFECTIVENESS OF THIS AGREEMENT.  This Agreement and the Standard Terms and Conditions shall become effective solely upon the occurrence of the Effective Time and shall have no force or effect unless and until the Effective Time occurs.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on June 29, 2017.

ANGI HOMESERVICES INC.

/s/ Gregg Winiarski
By: Gregg Winiarski
Title: Vice President

/s/ Angela R. Hicks Bowman
Angela R. Hicks Bowman

[Signature Page to Hicks Bowman Employment Agreement]

STANDARD TERMS AND CONDITIONS

1.                                      TERMINATION OF EXECUTIVE’S EMPLOYMENT.

(a)                                 DEATH.  In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which death occurs and (ii) any other Accrued Obligations (as defined in Section 1(f) below), and Executive’s Assumed Awards shall become vested.

(b)                                 DISABILITY.  If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of four (4) consecutive months and, within thirty (30) days after written notice is provided to Executive by the Company (in accordance with Section 4A hereof), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability.  During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company.  Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such termination (i) Executive’s Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any other Accrued Obligations, and Executive’s Assumed Awards shall become vested.

(c)                                  TERMINATION FOR CAUSE.  Upon the termination of Executive’s employment by the Company for Cause (as defined below), the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations.  As used herein, “Cause” shall mean:  (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (ii) a material breach by Executive of a fiduciary duty owed to the Company; (iii) a material breach by Executive of any of the covenants made by Executive in Section 2 hereof; (iv) the willful or gross neglect by Executive of the material duties required by this Agreement; or (v) a material violation by Executive of any Company policy pertaining to ethics, wrongdoing or conflicts of interest; provided that, in the case of conduct described in clauses (ii), (iii), (iv) or (v) above that is capable of being cured, Executive shall have a period of twenty (20) days after Executive is provided with written notice thereof in which to cure.

(d)                                 TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON.

(i)                                     If Executive’s employment hereunder is terminated prior to the expiration of the Term by the Company for any reason other than Executive’s death or Disability or for Cause, or if Executive terminates her employment hereunder prior to the expiration of the Term for Good Reason, then:

(A)                               the Company shall pay to Executive an aggregate amount equal to the Base Salary, payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time) over twelve months;

(B)                               the Company shall provide Executive with continued health benefits coverage for twelve (12) months following the termination of Executive’s employment, which may be provided through the Company’s payment or reimbursement on an after-tax basis of Executive’s COBRA premiums each month;

(C)                               the Assumed Awards (as defined below) shall become fully vested;

(D)                               all vested options (including, without limitation, both the Stock Option Award and any Assumed Awards that are options) shall remain exercisable until the earlier of (1) the later of (x) eighteen months following the termination of Executive’s employment, and (y) the third anniversary of the Effective Date, and (2) the expiration date of such option;

(E)                                if such termination occurs prior to the payment to Executive of an annual bonus in respect of calendar year 2017, the Company shall pay to Executive, no later than March 15, 2018, a lump sum payment of $250,000; and

(F)                                 the Company shall pay Executive within thirty (30) days of the date of such termination in a lump sum in cash any Accrued Obligations.

The payment to Executive of the severance benefits described in this Section 1(d) shall be subject to Executive’s execution and non-revocation of a general release of the Company and its affiliates, in a form substantially similar to that used for similarly situated executives of the Company and its affiliates (which form shall not require Executive to agree to any covenants not expressly set forth herein), such general release to be executed and promptly delivered to the Company (and in no event later than twenty-one (21) days following Executive’s termination of employment, or such longer period as may be required by applicable law) and Executive’s compliance with the restrictive covenants set forth in Section 2 hereof.  Executive acknowledges and agrees that the severance benefits described in this Section 1(d) constitute good and valuable consideration for such release.

(ii)                                  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent:

(A)                               requiring Executive to report to any person, other than the Chief Executive Officer of the Company;

(B)                               a material diminution in the duties and responsibilities of Executive;

(C)                               any material reduction in Executive’s Base Salary;

(D)                               the failure of the Company to nominate Executive to stand for election to the Board of Directors of the Company or the removal of Executive from the Board of Directors of the Company, other than pursuant to a termination of Executive’s employment due to death, Disability or Cause or a voluntary termination of employment without Good Reason; or

(E)                                requiring Executive’s principal place of business to be in a location other than Indianapolis, Indiana;

provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance constituting “Good Reason” shall have occurred and Executive provides the Company with written notice thereof within thirty (30) days after Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Executive resigns within ninety (90) days after the date of delivery of the notice referred to in clause (x) above.

(iii)                               Delivery by the Company of a Notice of Non-Renewal shall constitute a termination of Executive’s employment without Cause effective at the end of the then current Term, entitling Executive to the payments and benefits of Section 1(d)(i) above.  Delivery by Executive of a Notice of Non-Renewal shall constitute a termination of Executive’s employment without Good Reason effective at the end of the then current Term.

(e)                                  OFFSET.  If Executive obtains other employment during the period of time in which the Company is required to make payments to Executive pursuant to Section 1(d)(i)(A) or (B) above, the amount of any remaining payments or benefits to be provided to Executive pursuant to Section 1(d)(i) (A) or (B) above shall be reduced by the amount of compensation and benefits earned by Executive from such other employment through the end of such period.  For purposes of this Section 1(e), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the period of time in which the Company is making payments to Executive under Section 1(d)(i) above.

(f)                                   ACCRUED OBLIGATIONS.  As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be, and any other wages accrued and required to be paid pursuant to Company policy or applicable law; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to the executive deferred compensation plan of the Company, if any, and (iii) any reimbursements that Executive is entitled to receive under Section 3A(d)(i) of the Agreement.

2.                                      CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)                                 CONFIDENTIALITY.  Executive acknowledges that, while employed by the Company, Executive will occupy a position of trust and confidence.  The Company, its subsidiaries and/or affiliates shall provide Executive with “Confidential Information” as referred to below.  Executive shall not, except as may be required to perform Executive’s duties hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company and/or any of its subsidiaries and/or affiliates.  For purposes of this Agreement, “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to the public (other than by Executive’s breach of the terms hereof) and that was learned or developed by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage.  Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates.  As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

(b)                                 NON-COMPETITION.  Given Executive’s position of trust and confidence, and the access Executive will have to the highest levels of the Company’s proprietary information, it is very important for the Company to protect in a reasonable and limited manner its legitimate business interests by reasonably restricting Executive’s ability to unfairly compete with the Company.  Accordingly, these prohibitions against unfair competition are drafted narrowly so as to be able to safeguard the Company’s legitimate business interests while not unreasonably interfering with Executive’s ability to obtain subsequent employment.  The Company does not intend, and Executive acknowledges, that this limited non-competition provision is not an attempt to prevent Executive from obtaining other employment in violation of Indiana Code § 22-5-3-1 or similar law(s).  In consideration of this Agreement, and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during Executive’s employment hereunder and for a period of twelve (12) months thereafter (the “Non-Competition Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity.  For purposes of this Section 2(b), (i) a “Competitive Activity” means any business or other endeavor involving Similar Products (as defined below) if such business or endeavor is in a country (including the United States) in which the Company (or any of its businesses) provides or, to the knowledge of Executive, was actively planning to provide during Executive’s employment hereunder such Similar Products; (ii) “Similar Products” means any products or services that are the same or similar to any of the types of products or services that the Company (or any of its businesses) provides or, to the knowledge of Executive, was actively planning to provide during Executive’s employment hereunder; and (iii) Executive shall be considered to have become “associated with a

Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity; provided that Executive’s association with an entity that has other businesses in addition to a Competitive Activity shall not be prohibited so long as Executive is not working or advising in a unit or division that engages in a Competitive Activity.  Notwithstanding the foregoing, Executive may (A) make and retain investments during the Non-Competition Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation; (B) indirectly invest in securities in any corporation or other business entity by virtue of Executive’s passive investment in a venture capital limited liability partnership or other similar venture or seed capital firm, or (C) invest in a private company so long as Executive does not beneficially indirectly own more than 10% (or, if greater, so long as Executive does not invest more than $200,000) of the equity securities of any such corporation or business entity and does not act in any advisory role therewith.   Executive acknowledges that Executive’s covenants under this Section 2(b) are a material inducement to the Company’s entering into this Agreement.

(c)                                  NON-SOLICITATION OF EMPLOYEES.  Executive recognizes that she will possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates.  Executive recognizes that the information she will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with the Company.  Executive agrees that, during Executive’s employment hereunder and for a period of eighteen (18) months thereafter (the “Non-Solicitation Period”), Executive will not, directly or indirectly, hire or solicit or recruit any employee of (i) the Company and/or (ii) its subsidiaries and/or affiliates with whom Executive has had direct contact during her employment hereunder, in each case, for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Executive’s duties hereunder; provided that the foregoing shall not limit Executive’s ability to act a reference for any such individual.

(d)                                 NON-SOLICITATION OF BUSINESS PARTNERS.  During the Non-Solicitation Period, Executive shall not, without the prior written consent of the Company, persuade or encourage any business partners or business affiliates of (i) the Company and/or (ii) any of its subsidiaries and/or affiliates with whom Executive has direct contact during her employment hereunder, in each case, to cease doing business with the Company and/or any of its subsidiaries and/or affiliates or to engage in any business competitive with the Company and/or its subsidiaries and/or affiliates.

(e)                                  PROPRIETARY RIGHTS; ASSIGNMENT.  All Employee Developments (defined below) shall be considered works made for hire by Executive for the Company or, as applicable, its subsidiaries or affiliates, and Executive agrees that all rights of any kind in any Employee Developments belong exclusively to the Company.  In order to permit the Company to exploit such Employee Developments, Executive shall promptly and fully report all such Employee Developments to the Company.  Except in furtherance of her obligations as an employee of the Company, Executive shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company or, as applicable, its subsidiaries or affiliates.  Executive agrees that in the event actions of Executive are required to ensure that such rights belong to the Company under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after the Term, and without the need for separate or additional compensation.  For purposes of this Agreement, “Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, whether developed, conceived or reduced to practice during or following the period of employment, that (i) concerns or relates to the actual or anticipated business, research or development activities, or operations of the Company or any of its subsidiaries or affiliates, (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours, or (iii) uses, incorporates or is based on Company equipment, supplies, facilities, trade secrets or inventions of any form or type.  All Confidential Information and all Employee Developments are and shall remain the sole property of the Company or any of its subsidiaries or affiliates.  Executive shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term.  To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Executive hereby assigns and covenants to assign to the Company all such proprietary rights without the need for a separate writing or additional compensation.  Executive shall, both during and after the Term, upon the Company’s request, promptly execute, acknowledge, and deliver to the Company all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(f)                                   COMPLIANCE WITH POLICIES AND PROCEDURES.  During the period that Executive is employed with the Company hereunder, Executive shall adhere to the policies and standards of professionalism set forth in the policies and procedures of the Company and IAC as they may exist from time to time.

(g)                                  NON-DISPARAGEMENT.  During the Non-Competition Period, Executive agrees that she will not make any public statements, whether oral or written, that disparage the Company, or its affiliates, shareholders, representatives, agents, associates, servants, employees, attorneys, officers, directors, trustees, successors, and assigns, and the Company agrees it will direct its directors and executive officers not to make any public statements, whether oral or written, that disparage Executive.

(h)                                 SURVIVAL OF PROVISIONS.  The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

3.                                      USE OF NAME AND LIKENESS.  For valuable consideration received and subject to the terms and conditions of this Section 3, Executive grants to the Company, the irrevocable (other than the termination set forth in this Section 3) right to use Executive’s likeness, image, appearance, voice, biography and/or name (collectively, “Likeness”), throughout the world, as such may be embodied in any form or medium, including, but not limited to, pictures, photographs, digital images, video recordings, audio recordings, film and the like, that are taken, made or otherwise prepared by or on behalf of the Company or its subsidiaries (“Images”) for the promotion, marketing, advertising, trade, or illustration of the Company and its subsidiaries and their respective services, products and operations, and all related activities and events.  The Company acknowledges and agrees that Executive is and shall remain the owner of all rights to the Likeness and Images and goodwill related thereto.  The license granted herein may be terminated (a) by Executive (or after her death or disability, by her legal representative, heirs or estate) at any time after the later of (i) Executive’s ceasing to be an officer of the Company in a general management role or (ii) Executive’s ceasing to be a member of the Board, (b) by Executive upon at least thirty (30) days prior written notice for any reason or for no reason, and (c) automatically upon Executive’s death.  Upon termination of this license pursuant to the foregoing, the Company shall use commercially reasonable efforts to, within thirty (30) days following such termination, (A) discontinue use of the Likeness and Images, and (B) delete the same from its corporate or business name (for the avoidance of doubt, not including the name “Angie’s List” or “ANGI Homeservices”).  Notwithstanding the immediately preceding sentence, the Company shall not be liable to Executive for any inadvertent (i.e., not at the direction, or with the knowledge, of a senior executive of the Company) use of the Likeness or Images following such thirty (30)-day period if the Company promptly discontinues such use following written notification by Executive of such use.  The use of the Likeness and Images in any advertisements and promotional materials created by the Company must be approved by Executive (such approval not to be unreasonably withheld, conditioned or delayed), but in no event shall Executive have “final cut” privileges or rights with respect to any such materials and provided that any such approval shall be limited to the extent necessary to assure that such materials shall be in good taste and shall not be incompatible with Executive’s professional stature or dignity.  Any sublicense by the Company of the Likeness or Images shall contain protections consistent with the terms hereof and shall acknowledge that such sublicensee does not obtain any ownership rights in, or goodwill to, the Likeness or Images.

4.                                      LOCKUP ON COMPANY SHARES.  For a period of six (6) months following the Effective Date (the “Lockup Period”), Executive shall not sell, transfer or otherwise dispose of shares of Company common stock received (i) in exchange for shares of Angie’s List common stock in the Merger (as defined in the Merger Agreement) or (ii) in settlement of Company equity awards that converted from Angie’s List equity awards pursuant to the Merger Agreement (the “Assumed Awards”); provided, however, that this restriction shall lapse upon a termination of Executive’s employment without Cause, for Good Reason, or due to Executive’s death or disability prior to the six-month anniversary of the Effective Date; and provided, further, that this restriction shall not apply to any net settlements of Company equity awards that vest after the Effective Date, or sales of shares of Company common stock to cover tax withholdings or the exercise price due on vesting or exercise of Company equity awards.  The Company agrees that Executive’s Assumed Awards that are restricted stock units shall be net settled for tax purposes at the statutory maximum rate during the Lockup Period.  Nothing in this Section 4 shall prevent Executive from electing to receive cash in connection with the transactions contemplated by the Merger Agreement.

5.                                      TERMINATION OF PRIOR AGREEMENTS.  This Agreement constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement, other than the award agreements representing the Assumed Awards (as modified pursuant to the provisions of the Merger Agreement).  Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.  Executive hereby represents and warrants that by entering into this Agreement, Executive will not rescind or otherwise breach an employment agreement or other agreement with Executive’s current employer prior to the natural expiration date of such agreement.

6.                                      ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided that the Company may assign this Agreement to, or allow any of its obligations to be fulfilled by, or take actions through, any affiliate of the Company and, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

7.                                      WITHHOLDING.  The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

8.                                      SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)                                 This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A.  This Agreement shall be construed and interpreted consistent with that intent.

(b)                                 For purposes of this Agreement, a “Separation from Service” occurs when Executive dies, retires or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(c)                                  If Executive is a “specified employee” within the meaning of Treasury Regulation § 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit pursuant to Section 1(d) that constitutes nonqualified deferred compensation under Section 409A until the earlier of (i) the date which is six (6) months after her Separation from Service for any reason other than death, or (ii) the date of Executive’s death.  The provisions of this Section 6(c) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A.  Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 6(c) shall be paid (without interest) as soon as practicable after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable after the date of Executive’s death).

(d)                                 To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this Section 6(d), and any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

(e)                                  In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder.  The Company agrees to take any reasonable steps requested by Executive to avoid adverse tax consequences to Executive as a result of any benefit to Executive hereunder being subject to Section 409A; provided that Executive shall, if requested, reimburse the Company for any incremental costs (other than incidental costs) associated with taking such steps.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A.

(f)                                   For purposes of Section 409A, Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

9.                                      HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

10.                               REMEDIES FOR BREACH.  Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Executive’s notice to cure any such breach.  Executive expressly agrees and understands that in the event of any termination of Executive’s employment by the Company during the Term, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under Section 1 of the Standard Terms and Conditions.  Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 2 of the Standard Terms and Conditions will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that, upon Executive’s violation of any provision of such Section 2, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 2, which may be pursued by or available to the Company.

11.                               WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

12.                               SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

13.                               INDEMNIFICATION.  The Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in Section 1(c) of this Agreement.

ACKNOWLEDGED AND AGREED:

Date: 6/29/17
ANGI HOMESERVICES INC.

/s/ Gregg Winiarski
By: Gregg Winiarski
Title: Vice President

/s/ Angela R. Hicks Bowman
Angela R. Hicks Bowman

[Signature Page to Standard Terms and Conditions]